Exhibit H

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Schedule B of the Asian Infrastructure Investment Bank of our reports dated March 8, 2019 and April 3, 2019, relating to our audits of the financial statements as at and for the year ended December 31, 2017, and as at and for the year ended December 31, 2018, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong

April 19, 2019